Exhibit 1.01
LOGITECH INTERNATIONAL S.A.
CONFLICT MINERALS REPORT
FOR THE REPORTING PERIOD FROM JANUARY 1 TO DECEMBER 31, 2022

SECTION ONE: INTRODUCTION
This report for the calendar year ended December 31, 2022 is prepared in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). In this Conflict Minerals Report (“CMR”), references to “Logitech”, the “Company”, “we”, “us” or “our” refer to Logitech International S.A. and its majority-owned subsidiaries.
The Rule imposes certain obligations on Securities and Exchange Commission (“SEC”) registrants whose products contain conflict minerals that are necessary to the functionality or production of their products (referred to as “conflict minerals”). Logitech manufactures or contracts to manufacture products that may contain tantalum, tin, tungsten, and gold (“3TG”) that are necessary to the functionality or production of the products. Accordingly, the Company has undertaken the measures described in this CMR to trace the origin of these minerals and whether they may have been sourced from the Covered Countries. The Covered Countries for purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.
Statements in this CMR are based on our due diligence activities performed to date in good faith and are based on information available as of March 31, 2023, unless otherwise indicated. Factors that could affect the accuracy of these statements include, but are not limited to, implementation of compliance measures by our direct and indirect suppliers, incomplete supplier data, availability of smelter and refiner (collectively referred to as “Smelters” in this CMR) data, errors or omissions by suppliers or Smelters, ongoing certification of Smelters, continued guidance or amendments to the Rule, and other factors. Additionally, this CMR contains forward-looking statements reflecting the efforts we strive to achieve in the future as we continue to improve our responsible sourcing program. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. For more information, see Forward-Looking Statements below.
Company Overview
Founded in 1981, and headquartered in Lausanne, Switzerland, Logitech International (“Logitech” or the “Company”) is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI). Logitech’s website address is www.logitech.com.
Logitech’s mission is to help all people pursue their passions in a way that is good for people and the planet. We design, manufacture and sell products that help businesses thrive and bring people together when working, creating, gaming and streaming. We sell these products through a number of brands: Logitech, Logitech G (including ASTRO Gaming, Streamlabs, and Blue Microphones) and Ultimate Ears.
Our products address primarily four large market opportunities: Creativity & Productivity, Gaming, Video Collaboration, and Music.

SECTION TWO: DESCRIPTION OF PRODUCTS COVERED BY THIS REPORT
Conflict minerals in the form of the 3TG were necessary to the functionality or production of the following categories of products that we manufactured or contracted to have manufactured for us during 2022:
•Creativity and Productivity: Pointing Devices, Keyboard & Combos, PC Webcams, Tablet & Other Accessories
•Gaming: Gaming mice, keyboards, headsets and steering wheels, ASTRO gaming headsets

•Video Collaboration (VC): Conference room cameras, VC webcams and headsets
•Music: Mobile Speakers, Audio & Wearables
These products are more fully described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, which can be accessed on our website at: https://ir.logitech.com/financial-info/sec-filings/ or on the SEC’s website at http://www.sec.gov.

SECTION THREE: REASONABLE COUNTRY OF ORIGIN INQUIRY
For the reporting period from January 1 to December 31, 2022 (“Reporting Period”), Logitech conducted a reasonable country of origin inquiry (“RCOI”) to determine whether any of the conflict minerals necessary to the functionality or production of the products (“Necessary Conflict Minerals”) that we manufactured or contracted to manufacture originated in the Covered Countries. To make this determination, we engaged with our direct suppliers of materials, parts, components or products potentially containing 3TG (“In-Scope Suppliers”) to identify the Smelters of the Necessary Conflict Minerals.
Our RCOI included the following steps:
•From a total of 467 suppliers, 268 out of 467 were identified as In-Scope Suppliers who may contribute Necessary Conflict Minerals to our products. During the Reporting Period, we continued to refine the list of In-Scope Suppliers and removed those which did not use 3TG or were no longer in Logitech’s supply chain.
•We surveyed our In-Scope Suppliers using the current version of the Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template Revision 6.22 (“CMRT” or “Template”), which includes questions about the location or mine of origin. In-Scope Suppliers are obligated to make similar efforts to survey their supply chain using CMRT and report the facilities and location or mine of origin for 3TG. Given our position in the supply chain and the fact that Logitech does not directly purchase raw materials, we are several tiers away from the Smelters and country of origin for the 3TG used in our products. We therefore rely on our first-tier suppliers to provide information and we carry out due diligence activities to check and verify the accuracy of information provided by those suppliers.
•We reviewed the information provided by the In-Scope Suppliers with respect to a number of evaluation criteria to assess the adequacy of the information provided and determine the potential for sourcing from the Covered Countries. The reviewing criteria included but was not limited to:
◦Mandatory fields of the CMRT report were complete and accurate;
◦No contradictory information in the CMRT report;
◦The Smelters information was consistent with the Smelter database available to RMI members; and
◦Verification of supplier 3TG reported usage against Bill of Materials by applying established criteria and knowledge of where 3TG materials are utilized at component/part and product levels.
•We followed up with In-Scope Suppliers where necessary to clarify the information they provided or to seek additional information as part of our due diligence efforts.
•We implemented regular review and consolidation of all supplier responses. If any supplier did not provide timely and accurate information, an escalation process was engaged to address non-responders and obtain required information.
•We documented country of origin information of facilities which were identified by In-Scope Suppliers from multiple resources, including the independent third-party audit programs (e.g., RMI RCOI data), and an independent third-party assessment.

Our RCOI executive outcomes:
We sought and obtained a 100% response rate from In-Scope Suppliers. In-Scope Suppliers’ responses and RMI RCOI data indicated that some of the Smelters used in our supply chain may obtain 3TG from the Covered Countries. Other In-Scope Suppliers are using 3TG sources from outside the Covered Countries, recycled or scrap 3TG. Accordingly, we conducted due diligence to determine the source of 3TG metals and have prepared this Conflict Minerals Report.

Table 1. RCOI response of Logitech

In-Scope Suppliers #	268
Response Ratio	100%

SECTION FOUR: DUE DILIGENCE MEASURES
We conducted due diligence on the source and chain of custody of the 3TG that are necessary to the functionality or production of our products to ascertain whether these conflict minerals originated in the Covered Countries and directly or indirectly financed or benefited armed groups (as such term is defined by the SEC in Form SD) in any of these countries.
Design of Our Due Diligence Measures
Our conflict minerals due diligence measures are aligned with the requirements of the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (the “OECD Guidance”), as applicable for tin, tantalum, tungsten, gold and downstream companies (as the term is defined in the OECD Guidance), in all material respects. We designed our due diligence measures to:
1.Establish strong company management systems for conflict minerals supply chain due diligence;
2.Identify and assess conflict minerals risks in our supply chain;
3.Design and implement strategies to respond to conflict minerals risks identified;
4.Contribute to independent third-party audits of the due diligence practices of conflict minerals Smelters by participating in industry organizations; and
5.Report on our conflict minerals supply chain due diligence activities annually.
Due Diligence Measures Performed
As a purchaser, Logitech is many tiers removed from the mining of 3TG; Logitech does not purchase raw ore or unrefined conflict minerals, and does not directly purchase from the Covered Countries. The Smelters are consolidating points for raw ore and are best-positioned to determine and know the origin of the ores. For downstream users like Logitech, it is not possible to determine the origin of 3TG without information from suppliers and Smelters.
We are a member of the Responsible Minerals Initiative (“RMI”), an initiative of the Responsible Business Alliance. As a member of the RMI, we leverage the due diligence conducted on Smelters by the RMI’s Responsible Minerals Assurance Process (the “RMAP”). The RMAP uses independent private sector auditors to audit Smelters who agree to participate, including their 3TG chain of custody and the mines of origin. Smelters are deemed to be conformant with RMAP when the independent auditor has taken a risk-based approach to validate Smelters’ company level management processes for responsible mineral procurement. RMAP Assessments are valid for a period of either one or three years, depending on a number of factors.

Our due diligence measures included the following activities:
1.We utilized our existing experienced internal team to implement Logitech’s Responsible Sourcing of Minerals Program again in 2022. The team includes representatives from the following functions: Sustainability, Global Sourcing, Legal, Investor Relations, and Finance.
2.We reviewed and updated our Responsible Sourcing of Minerals Policy in 2022 and continue to make it available at: https://www.logitech.com/content/dam/logitech/en/sustainability/pdf/resources/responsible-minerals-sourcing-policy.pdf
3.We established requirements and continued to incorporate these requirements into our standard supplier contracts to define Logitech’s expectations of suppliers regarding sourcing of conflict minerals and reporting of information to Logitech. In addition, the Sustainability team and the Sourcing team quarterly review the new suppliers in order to ensure that they are enrolled in the Logitech’s Responsible Sourcing of Minerals Program.
4.We compared the Smelters identified by relevant In-Scope Suppliers through the supply chain survey against the list of facilities that are conformant to a responsible mineral sourcing validation program or undergoing an assessment such as the RMAP Conformant Smelters & Refiners list, the London Bullion Market Association (the “LBMA”) Good Delivery List, and the Responsible Jewellery Council (the “RJC”) Chain-of-Custody Certification Program.
5.We defined a risk management plan for the relevant In-Scope Suppliers that present a potential conflict minerals risk. In the Reporting Period, we continued to engage with a number of In-Scope Suppliers, e.g. training through video conference and phone. In addition, we requested those In-Scope Suppliers, who reported Smelters not yet participating in an independent third-party audit program, to provide a smelter action plan (SAP) to reach 100% participation by either removing those Smelters from their supply chain or encouraging Smelters to participate in independent third-party audit programs. We also monitored their SAP progress monthly.
6.During the Reporting Period, we removed 43 Smelters from our supply chain, including 32 that were not conforming to the Logitech Responsible Sourcing of Minerals Policy while the others were erroneously or unintentionally reported in 2022 by In-Scope Suppliers but were actually not in our supply chain.
7.We supported the RMI Responsible Minerals Assurance Process, and required relevant In-Scope Suppliers in the Logitech supply chain to encourage the facilities in their supply chain to participate in the RMAP. As a RMI member, we also support the refinement and expansion of the RMAP Conformant Smelters & Refiners list of participating Smelters through its membership in the RMI, as well as the smelter engagement efforts in the RMI working group.
8.We take a proactive approach by directly engaging with certain Smelters that may be at risk of non-conformance to ensure their consistent participation in the RMAP program.
9.To the extent reasonably possible, we also verified the mine sources information reported by Smelters relying on different resources, e.g., contacting Smelters directly, reviewing publicly available information, and utilizing RMI resources. Since reporting year 2021, we also utilized an independent third party to provide an assessment of Smelters disclosed by our In-Scope Suppliers, to conduct Smelter RCOI, verify data and identify risks in Smelters that have not yet undergone the RMAP or that have lost their RMAP conformant status.

SECTION FIVE: DUE DILIGENCE RESULTS
Smelters Due Diligence Results
Our supplier survey data revealed a total of 290 Smelters as potential sources of 3TG in the supply chain. Of these 290 potential Smelters, 43 Smelters were removed from our supply chain or not used in relation to Logitech products (see above) and six Smelters were not in active operation. Accordingly, 241 operational Smelter facilities were identified as potential sources of 3TG in our supply chain.
Further verifying the certified status of the 241 Smelters, 232 of these entities were conformant to a responsible mineral sourcing validation program (i.e. the RMAP Conformant Smelters & Refiners list, the LBMA Good Delivery List, or the RJC Chain-of-Custody Certification Program). According to the RMAP Active Smelters & Refiners list, another two Smelters are undergoing the RMAP assessment (referred to as “Active” in the table below). Of the remaining seven smelters, three were under audit suspension since they are located in the Russian Federation and four were compliant as of December 31, 2022 but did not complete the re-audit on time and became non conformant in early 2023. Based on a third-party assessment and RCOI scoping of these seven smelters, we have no reason to believe they are sourcing from the Covered Countries, for the reporting period. Therefore, the total number of smelters identified as “conformant”, “active” or not sourcing from the Covered Countries amounts to 241 (100%).
Table 2 below illustrates our progress with Smelters status compared to reporting year 2021.

Table 2: Progress in Smelters’ Status

	2021		2022
	Number	% of Total	Number	% of Total
Smelters listed as “Conformant” by 3rd party audit program	234	92.5%	232	96.3%
Smelters listed as “Active” by 3rd party audit program	10	3.9%	2	0.8%
Smelters confirmed by an independent 3rd party assessment to not be sourcing from the Covered Countries	9	3.6%	7	2.9%
Total	253	100%	241	100%

Table 3 further illustrates our results for each 3TG metal by setting forth the number and percentage of Smelters’ facilities that were either participating in a third-party validation program or confirmed by an independent third party to not be sourcing from the Covered Countries as of March 24, 2023.

Table 3: 2022 Smelters Participating in Third-Party Audit Programs or confirmed by an independent Third Party to not be sourcing from the Covered Countries, by Metal

Metal	Smelters participating in third-party audit programs or confirmed by an independent third party to not be sourcing from the Covered Countries
Tantalum	34 of 34 (100%)
Tin	64 of 64 (100%)
Tungsten	42 of 42 (100%)
Gold	101 of 101 (100%)

As result of our due diligence activities summarized above, we determined the following as of March 24, 2023:
•All 241 Smelters identified by our In-Scope Suppliers are either conformant to a third-party responsible minerals sourcing audit program, have begun participating in such a program, or have been confirmed by an independent third party to not be sourcing from the Covered Countries, for the Reporting Period.
•We have no reason to believe that any of the 241 Smelters directly or indirectly finance or benefit armed groups in the Covered Countries.
Appendix A provides the complete list of 241 Smelters identified in Logitech’s supply chain which processed 3TG during the Reporting Period. Appendix A lists each Smelter by metal, smelter name, and location country. Based on the information provided by Logitech’s suppliers, Smelters, as well as from third-party audit programs, Logitech believes that the 3TG contained in its products originated from the countries listed in Appendix B, as well as from recycled and scrap sources.
Efforts to Determine the Conflict Minerals’ Mine or Location of Origin
Through our participation in RMI, the OECD implementation programs, and requesting our suppliers to complete the CMRT, we have determined that seeking information about 3TG Smelters in our supply chain represents the most reasonable effort we can make to determine the mine or location of origin of the 3TG in our supply chain, as outlined in Section Four above (“Due Diligence Measures”).

SECTION SIX: STEPS TO BE TAKEN TO MITIGATE RISK
Logitech currently intends to undertake the following steps, during the next compliance period, with the intention of further mitigating risks associated with supply chain sourcing and conflict minerals:
•Require that 3TG sourcing Smelters remain at 100% participating in the third-party audit programs.
◦Retain the same approach in existing suppliers through due diligence management
◦Request action from our direct suppliers to have the Smelters that were removed from the RMAP Conformant list to either re-apply and re-obtain their “Conformant” status or remove them from the supply chain; and
◦Early engagement with new suppliers to address 3TG sourcing with a consistent approach
•Continue our training, auditing, engagement and other due diligence activities with suppliers to:
◦Require all In-Scope Suppliers understand and fully comply with our established Responsible Sourcing of Minerals Policy and associated requirements;
◦Maintain oversight of our supply chain and identify the source of any 3TG;
◦Strengthen internal partnerships to identify raw material risk at an early product development stage;
◦Confirm the status of identified Smelters through independent Responsible Minerals Smelter validation programs; and
◦Encourage Smelters to participate in third-party audit programs such as the RMI Responsible Minerals Assurance Process or equivalent programs.
•Continue our support of RMI to encourage further adoption and improvement of relevant good practices, programs, tools and standards.
•Develop due diligence plans showing the actions the supplier will take to engage, request and encourage Smelters that are not yet engaged in RMAP or an equivalent certification program, and also raise awareness of the Smelters about the risk of non-conformance and take proactive action to address deficiencies and to obtain evidence of compliant responsible minerals status.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements within the meaning of the federal securities laws including statements related to our business, products and conflict minerals efforts, design of our due diligence measures and related goals, our list of sourcing countries, and steps we intend to take in the future to mitigate the risk that the conflict minerals used in our products directly or indirectly finance or benefit armed groups in the Covered Countries. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements also include, among others, those statements including the words "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "should," "will" and similar language. These statements reflect our views and assumptions as of the date of this Report. All forward-looking statements involve risks and uncertainties that could cause our actual performance to differ materially from those anticipated in the forward-looking statements depending on a variety of factors, including implementation of compliance measures by our direct and indirect suppliers, incomplete supplier data, availability of Smelter data, errors or omissions by suppliers or Smelters, ongoing certification of Smelters, failure to carry out our plans in a timely manner or at all; lack of cooperation by our suppliers, their respective suppliers and smelters; uncertainties introduced to our supply chain by acquisitions; internal and external resource constraints; political developments in the Covered Countries and regulatory developments in the United States, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Report. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.

Appendix A

Identified Smelters in Logitech’s Supply Chain for Reporting Year 2022

This list presents consolidated information compiled from the CMRT forms provided by our In-Scope Suppliers, and the Smelter names and location as reported by the RMI as of March 24, 2023.

Metal	Smelter Name	Smelter Location Country
Tantalum	AMG Brasil	Brazil
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States of America
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET de Mexico	Mexico
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	NPM Silmet AS	Estonia
Tantalum	QuantumClean	United States of America
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tin	Alpha	United States of America
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China

Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil
Tin	CRM Synergies	Spain
Tin	CV Ayi Jaya	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State of)
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Ma'anshan Weitai Tin Co., Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallic Resources, Inc.	United States of America
Tin	Metallo Belgium N.V.	Belgium
Tin	Metallo Spain S.L.U.	Spain
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State of)
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Bangka Serumpun	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	PT Menara Cipta Mulia	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Mitra Sukses Globalindo	Indonesia
Tin	PT Premium Tin Indonesia	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia
Tin	PT Rajawali Rimba Perkasa	Indonesia
Tin	PT Rajehan Ariq	Indonesia
Tin	PT REFINED BANGKA TIN	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia

Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa*	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Rui Da Hung	Taiwan, Province of China
Tin	Super Ligas	Brazil
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Vietnam
Tin	Thaisarco	Thailand
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tin	Tin Technology & Refining	United States of America
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	ACL Metais Eireli*	Brazil
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	China Molybdenum Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Cronimet Brasil Ltda	Brazil
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China
Tungsten	Fujian Xinlu Tungsten	China
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Hydrometallurg, JSC**	Russian Federation
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jingmen Dewei GEM Tungsten Resources Recycling Co., Ltd.	China
Tungsten	Kennametal Fallon	United States of America
Tungsten	Kennametal Huntsville	United States of America
Tungsten	KGETS Co., Ltd.	Korea, Republic of

Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province of China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Masan High-Tech Materials	Vietnam
Tungsten	Moliren Ltd.*,**	Russian Federation
Tungsten	Niagara Refining LLC	United States of America
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Tungsten Vietnam Joint Stock Company	Vietnam
Tungsten	Unecha Refractory metals plant**	Russian Federation
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China
Gold	8853 S.p.A.	Italy
Gold	Advanced Chemical Company	United States of America
Gold	Agosi AG	Germany
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States of America
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	Bangalore Refinery	India
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A.	Switzerland
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	Dowa	Japan
Gold	DSC (Do Sung Corporation)	Korea, Republic of
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	Geib Refining Corporation	United States of America
Gold	Gold by Gold Colombia	Colombia
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China

Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Italpreziosi	Italy
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Korea Zinc Co., Ltd.	Korea, Republic of
Gold	L'Orfebre S.A.	Andorra
Gold	LS-NIKKO Copper Inc.	Korea, Republic of
Gold	LT Metal Ltd.	Korea, Republic of
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	NH Recytech Company	Korea, Republic of
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	PAMP S.A.	Switzerland
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	REMONDIS PMR B.V.	Netherlands
Gold	Royal Canadian Mint	Canada
Gold	SAAMP	France
Gold	Safimet S.p.A	Italy

Gold	Safina a.s.	Czechia
Gold	Samduck Precious Metals*	Korea, Republic of
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong gold smelting Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	Singway Technology Co., Ltd.*	Taiwan, Province of China
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province of China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic of
Gold	T.C.A S.p.A	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Torecom	Korea, Republic of
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China

* The Smelter has changed its audit status since 2023-Jan-1.
** The Russian Federation is not a Covered Country for purposes of Rule 13p-1 under the Securities Exchange Act of 1934 following which this Report is prepared. Logitech does not source directly from the Russian Federation and is in compliance with international sanctions related to the Russian Federation. These smelters were suspended from the RMAP conformant smelters list after the start of the Reporting Period on September 14, 2022, September 30, 2022, and January 31, 2023 respectively due to RMAP having suspended the audit activity in Russian in light of sanctions imposed against Russia by a number of countries.

Appendix B

List of Sourcing Countries

Potential Countries of Origin for Conflict Minerals associated with the Smelters listed in Appendix A.
(Based on RMI Conformant Smelter Source Information data)

Algeria	Ethiopia	Luxembourg	Serbia
Andorra	Fiji	Malaysia	Sierra Leone
Argentina	Finland	Mali	Singapore
Australia	France	Malta	Slovakia
Austria	French Guiana	Mauritania	Slovenia
Azerbaijan	Georgia	Mauritius	South Africa
Bangladesh	Germany	Mexico	South Korea
Belarus	Ghana	Monaco	Spain
Belgium	Greece	Mongolia	Sudan
Benin	Guatemala	Morocco	Suriname
Bolivia (Plurinational State of)	Guinea	Mozambique	Swaziland
Bosnia and Herzegovina	Guyana	Myanmar	Sweden
Botswana	Honduras	Namibia	Switzerland
Brazil	Hungary	Netherlands	Taiwan
Bulgaria	Iceland	New Zealand	Tajikistan
Burkina Faso	India	Nicaragua	Tanzania*
Burundi*	Indonesia	Niger	Thailand
Cambodia	Ireland	Nigeria	Trinidad and Tobago
Canada	Israel	Norway	Tunisia
Chile	Italy	Oman	Turkey
China	Jamaica	Pakistan	Uganda*
Colombia	Japan	Panama	Ukraine
Democratic Republic of the Congo*	Jordan	Papua New Guinea	United Arab Emirates
Côte d'Ivoire	Kazakhstan	Peru	United Kingdom
Croatia	Kazakhstan	Philippines	United States of America
Cyprus	Kenya	Poland	Uruguay
Czech Republic	Krygyzstan	Portugal	Uzbekistan
Denmark	Laos	Puerto Rico	Venezuela
Dominican Republic	Latvia	Romania	Vietnam
Ecuador	Lebanon	Russian Federation**	Zambia*
Egypt	Liberia	Rwanda*	Zimbabwe
Eritrea	Liechtenstein	Saudi Arabia
Estonia	Lithuania	Senegal

* Covered Countries.
** The Russian Federation is not a Covered Country for purposes of Rule 13p-1 under the Securities Exchange Act of 1934 following which this Report is prepared. Logitech does not source directly from the Russian Federation and is in compliance with international sanctions related to the Russian Federation. These smelters were suspended from the RMAP conformant smelters list after the start of the Reporting Period on September 14, 2022, September 30, 2022, and January 31, 2023 respectively due to RMAP having suspended the audit activity in Russian in light of sanctions imposed against Russia by a number of countries.